Exhibit 99.(a)(1)(B)

FORM OF E-MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE

To: Eligible Optionholders

Date: December 19, 2008

Subject: EnerNOC, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Option Grants

We are pleased to announce that EnerNOC, Inc. (“EnerNOC” or the “Company”) is officially commencing its Offer to Exchange Certain Outstanding Stock Options for New Options (referred to as the “Offer to Exchange” or the “Exchange Offer”) today, December 19, 2008. The offer and withdrawal rights will remain open until 4:00 p.m., Eastern Time, on January 21, 2009, unless the Exchange Offer is extended.

You may take advantage of the Offer to Exchange if you are an eligible optionholder and you hold eligible option grants. These italicized terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Options document that is attached to this e-mail. Also attached to this e-mail are the following documents related to the Offer to Exchange:

•	Election Form

•	Eligible Option Information Sheet

•	Notice of Withdrawal

Please carefully read all of the documents included in this e-mail. In order to participate in the Offer to Exchange, you must meet the criteria and follow the instructions set forth in the attached documents, including returning, as indicated in the attached documents, your properly completed and signed Election Form and Eligible Option Information Sheet, to me, Laurie Harrison, so that I receive them before 4:00 p.m., Eastern Time, on January 21, 2009 (or a later expiration date if EnerNOC extends the offer). The documents must be delivered using one of the delivery methods outlined in the instructions to the Election Form.

If you have any questions about the Offer to Exchange, you can contact me or Michael Berdik, our Corporate Counsel, at:

Laurie Harrison, Assistant General Counsel

Michael Berdik, Corporate Counsel

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, Massachusetts 02110

Phone: (617) 224-9900

Facsimile: (617) 224-9910

Email: lharrison@enernoc.com

           mberdik@enernoc.com